Exhibit 99.2
October 20, 2025

NOTICE OF REDEMPTION OF
ALL OUTSTANDING PUBLIC WARRANTS (CUSIP 26740W 117)

Dear Warrant Holder,

D-Wave Quantum Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City Time on November 19, 2025 (the “Redemption Date”), all of the Company’s outstanding public warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for a redemption price of $0.01 per Warrant (the “Redemption Price”).

The Warrants were issued under the Warrant Agreement, dated October 20, 2020, by and between DPCM Capital, Inc., a Delaware corporation, the predecessor of the Company (“DPCM”), and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by that certain Assignment, Assumption and Amendment Agreement, dated as of August 5, 2022, by and among DPCM, the Company, Continental, Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together, “Computershare”), and that certain Amendment Agreement, dated as of March 11, 2025, by and among the Company, Computershare and Equiniti Trust Company, LLC, a New York limited liability trust company, as successor warrant agent (as so amended, the “Warrant Agreement”). Any capitalized term used but not defined in this Notice of Redemption shall have the meaning ascribed to it in the Warrant Agreement.

Each Warrant entitles the holder thereof to purchase from the Company 1.4541326 shares of Common Stock, for an aggregate cash price of $11.50 per Warrant exercised. Under the terms of the Warrant Agreement, no fractional shares of Common Stock will be issued upon the exercise of Warrants. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round the number of shares of Common Stock to be issued to the Warrant holder down to the nearest whole number of shares.

Holders of the Warrants may exercise their Warrants at any time from the date of this notice until 5:00 p.m. New York City Time on the Redemption Date. At 5:00 p.m. New York City Time on the Redemption Date and thereafter, any Warrants that remain unexercised at 5:00 p.m. New York City Time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price.

The Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS.WS” and the Common Stock is listed on the NYSE under the symbol “QBTS.” On October 17, 2025, the closing price of the Warrants was $44.05 per warrant, and the closing price of the Common Stock was $38.33 per share.

We understand from the NYSE that November 17, 2025 will be the last day on which the Warrants will be traded on the NYSE.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City Time on the Redemption Date. At 5:00 p.m. New York City Time on the Redemption Date and thereafter, holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price.

Note that the act of exercising your Warrants is VOLUNTARY. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. As all of the Warrants are held in “street name,” if you wish to exercise your Warrants, you must instruct your broker to submit your Warrants for exercise, or your Warrants will be redeemed for $0.01 per Warrant.

The Company is exercising its right to redeem the Warrants pursuant to Section 6.1 of the Warrant Agreement, which provides that the Company has the right to redeem all of the outstanding Warrants at a Redemption Price of $0.01 per Warrant if (i) the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given is at least $18.00 per share and (ii) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period. This share price performance target has been met.

EXERCISE PROCEDURES

Warrant holders have until 5:00 p.m. New York City Time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock. Warrants may only be exercised for cash.

Each Warrant entitles the holder thereof to purchase from the Company 1.4541326 shares of Common Stock, for an aggregate cash price of $11.50 per Warrant exercised (the “Exercise Price”). Under the terms of the Warrant Agreement, no fractional shares of Common Stock will be issued upon the exercise of Warrants. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round the number of shares of Common Stock to be issued to the Warrant holder down to the nearest whole number of shares.

Note that the act of exercising your Warrants is VOLUNTARY. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. As all of the Warrants are held in “street name,” if you wish to exercise your Warrants, you should immediately contact your broker to determine your broker’s procedure for exercising your Warrants and payment of the Exercise Price.

PROSPECTUS

A prospectus, dated April 12, 2024, covering the Common Stock issuable upon the exercise of the Warrants is included in a registration statement (Registration No. 333-278449) on file with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 12, 2024. The SEC maintains an Internet website that contains a copy of this prospectus. The address of that website is www.sec.gov. Alternatively, to obtain a copy of the prospectus, please visit our investor relations website at ir.dwavesys.com.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. As all of the Warrants are held in “street name,” you should contact your broker to determine your broker’s procedure for redeeming your Warrants.

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Any questions you may have about exercising your Warrants should be directed to your broker or may be directed to the Company’s warrant agent at:

Equiniti Trust Company, LLC
P.O. Box 500
Newark, NJ 07101
Attention: Reorg Department
Email: ReorgWarrants@equiniti.com

In addition, general questions concerning the redemption can be directed to the Company’s investor relations team at ir@dwavesys.com.

None of the Company, its Board of Directors or its employees has made or is making any representation or recommendation to any Warrant holder as to whether to exercise or refrain from exercising any Warrants.

D-Wave Quantum Inc. By: /s/ John M. Markovich John M. Markovich Chief Financial Officer